Exhibit 10.26
$3,000,000,000 5-YEAR AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
dated as of December 5, 2011
among
VALERO ENERGY CORPORATION
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

CITIBANK, N.A.,
as Syndication Agent
and
BNP PARIBAS,
MIZUHO CORPORATE BANK, LTD.,
and
THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agents

J.P.MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.,
BNP PARIBAS SECURITIES CORP., MIZUHO CORPORATE BANK, LTD., and
RBS SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
ARTICLE II
THE CREDITS

-i-

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01	Organization; Powers	47
Section 3.02	Authorization; Enforceability	47
Section 3.03	Governmental Approvals; No Conflicts	47
Section 3.04	Financial Condition	47
Section 3.05	Environmental Matters	48
Section 3.06	No Default	48
Section 3.07	Investment Company Status	48
Section 3.08	Taxes	48
Section 3.09	ERISA	48
Section 3.10	Disclosure	48
ARTICLE IV
CONDITIONS

Section 4.01	Revolving Effective Date	49
Section 4.02	Each Credit Event	50
ARTICLE V
AFFIRMATIVE COVENANTS

-ii-

ARTICLE VI
NEGATIVE COVENANTS
ARTICLE VII
EVENTS OF DEFAULT
ARTICLE VIII
THE ADMINISTRATIVE AGENT
ARTICLE IX
MISCELLANEOUS

-iii-

SCHEDULES:
Schedule 1.01 - Pricing Schedule
Schedule 2.01 - Commitments
Schedule 2.06 - Outstanding Letters of Credit
Schedule 6.01 - Existing Indebtedness of Subsidiaries
Schedule 6.02(j) - Existing Liens
EXHIBITS:
Exhibit A - Form of Assignment and Assumption
Exhibit B - Notice of Commitment Increase
Exhibit C - Form of Borrowing Request
Exhibit D - Form of Promissory Note
Exhibit E - Form of Opinion of Jay Browning, Borrower's In-house Counsel
Exhibit F - Form of Opinion of Baker Botts L.L.P., Borrower's Counsel

-iv-

$3,000,000,000 5-YEAR AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of December 5, 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among VALERO ENERGY CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CITIBANK, N.A., as Syndication Agent and BNP PARIBAS, MIZUHO CORPORATE BANK, LTD., and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents.
WHEREAS, the parties hereto have agreed to amend and restate that certain $2,500,000,000 5-Year Revolving Credit Agreement, dated as of August 17, 2005 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Revolving Credit Agreement”), among the Borrower, the financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and the other Persons from time to time party thereto.
NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
Section1.01 Defined Terms.
As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Consolidated Net Debt” means, at any date, Consolidated Net Debt less the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introductory paragraphs hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of

(a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in dollars, the equivalent amount thereof in the applicable Approved Currency (other than dollars) as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate on any date of determination for the purchase of such Approved Currency (other than dollars) with dollars.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth on the Pricing Schedule under the caption “ABR Margin,” “LIBOR Margin” or “Facility Fee”, as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt.
“Approved Currency” means dollars, Canadian dollars, British pounds and euros.
“Approved Fund” has the meaning set forth in Section 9.04(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Revolving Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Valero Energy Corporation, a Delaware corporation.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.05.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services or P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) money market accounts or funds with or issued by Qualified Issuers; (e) short term debt obligations of an issuer rated at least BBB by Standard & Poor's Ratings Services or Baa2 by Moody's Investor Service, Inc., and maturing within thirty days from the date of acquisition; (f) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; and (g) solely with respect to a Subsidiary which is incorporated or organized under the laws of a jurisdiction outside of the United States, in addition to the investments described in clauses (a) through (f) of this definition, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower (excluding, however, any such person or group entitled to report such ownership on Schedule 13G in accordance with Rule 13d-1(b)(1) or (2)); or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Person that becomes a Lender after the date hereof, such later date on which such Person becomes a Lender under this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CI Lender” has the meaning set forth in Section 2.02(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” means, collectively, BNP Paribas, Mizuho Corporate Bank, Ltd., and The Royal Bank of Scotland plc, each in its capacity as a co‑documentation agent for the Lenders hereunder.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum potential aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.02, (b) reduced from time to time pursuant to Section 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $3,000,000,000.
“Commitment Increase” has the meaning set forth in Section 2.02(a).
“Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).
“Competitor” means (a) any Person who is primarily engaged in businesses of the type primarily conducted by the Borrower and its Subsidiaries and (b) any Affiliate of a Person identified in clause (a) above (it being agreed that an investment firm or other financial institution shall not be deemed to Control a Person described in clause (a) above merely as a result of owning a minority interest in such Person if it does not otherwise Control such Person).
“Consenting Lenders” has the meaning set forth in Section 2.21(b).
“Consolidated Net Debt” means, at any date, the Indebtedness of the Borrower and its Subsidiaries less the aggregate amount of (a) cash and Cash Equivalents held by the Borrower and its Subsidiaries at such date and (b) cash and Cash Equivalents that have been deposited in a trust account or account created or pledged for the sole benefit of the holders of any Indebtedness of the Borrower or its Subsidiaries that has been defeased pursuant to such deposit and the other applicable terms of the instrument governing such Indebtedness, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Tangible Assets” means, on any date, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Borrower and its Subsidiaries, minus (a) all current liabilities of the Borrower and its Subsidiaries (excluding current maturities of long-term debt) and (b) all goodwill of the Borrower and its Subsidiaries, all of the foregoing determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means for the Borrower at any date the Net Worth of the Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Assets” means, at any date, the aggregate total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender and “Credit Parties” shall be the collective reference to all of them.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans, its LC Exposure and its Swingline Exposure at such time.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in LC Disbursements or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by such Lender hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under any such agreement (including this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in LC Disbursements and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Borrower or such Credit Party's receipt of such certification in form and substance satisfactory to the Borrower or such Credit Party, as applicable, and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Derivatives Obligations” of any Person means all obligations of such Person in respect of any Hedging Agreement.
“Disclosed Matters” means the actions, suits and proceedings and the environmental and intellectual property matters (a) disclosed in (i) the Borrower's report on Form 10-K for the fiscal year ended December 31, 2010, (ii) the Borrower's report on Form 10-Q for the fiscal period ended September 30, 2011, and (iii) the Borrower's reports on Form 8-K filed during the period from and including September 30, 2011 to but excluding the date that is two Business Days prior to the Revolving Effective Date, in each case as filed with the Securities and Exchange Commission, or (b) otherwise disclosed in writing to the Administrative Agent for the benefit of the Lenders prior to the execution and delivery of this Agreement.
“dollars” or “$” refers to lawful money of the United States of America, except if the term “dollar” is preceded by the name of another country.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in any Approved Currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate on any date of determination for the purchase of dollars with such other Approved Currency.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than a standard termination under Section 4041(b) of ERISA; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Subsidiary Debt” means (i) unsecured Indebtedness of Subsidiaries existing on the Revolving Effective Date and described on Schedule 6.01, (ii) Unsecured Acquisition Debt, (iii) refinancings, extensions, renewals, or refundings of any Indebtedness permitted by clauses (i) and (ii) above, provided that the principal amount thereof is not increased, (iv) intercompany Indebtedness that is owed by a Subsidiary to, and Guarantees of intercompany debt issued by such Subsidiary of debt of, the Borrower or another wholly owned Subsidiary, (v) amounts owing pursuant to Securitization Transactions and (vi) to the extent that a Subsidiary has provided a Guarantee of the Borrower's Indebtedness and other obligations existing pursuant to this Agreement, such Subsidiary's Indebtedness that is pari passu with (or subordinate to) the Indebtedness and other obligations existing pursuant to this Agreement.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income and/or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), but only to the extent that such Lender is subject to United States withholding Tax at the time such Lender first becomes party to this Agreement, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) in the case of each Lender (other than an assignee pursuant to a request by Borrower under Section 2.19(b)), any United States withholding Tax imposed on any payment made or to be made by the Borrower, but only to the extent that such Lender is subject to United States withholding Tax at the time such Lender first becomes party to this Agreement, (e) income or franchise Taxes imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (f) Taxes attributable to a Lender's failure to comply with Section 2.17(e) and (g) taxes imposed under FATCA.
“Existing Lender” has the meaning set forth in Section 9.16.
“Existing Revolving Credit Agreement” has the meaning set forth in the introductory paragraphs hereto.
“Extension Confirmation Date” has the meaning set forth in Section 2.21(b).
“Extension Effective Date” has the meaning set forth in Section 2.21(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, financial vice president, treasurer or controller of the Borrower.
“Fiscal Quarter” means a fiscal quarter of the Borrower, ending on the last day of March, June, September or December of each year.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Borrower or any of its Subsidiaries or a financing vehicle of the Borrower or any of its Subsidiaries, other than common stock, that meet the following criteria: (a) (i) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody's (or the equivalent classifications then in effect by such agencies) and (ii) on such determination date such securities are classified as possessing a minimum of “intermediate equity content” by S&P or “Basket C equity credit” by Moody's (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the obligations of the Borrower under this Agreement. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of any Indebtedness of such Person which constitutes Indebtedness of such Person solely by reason of this clause (d) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties subject to such Lien, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations of such Person in respect of bankers' acceptances, and (h) all non-contingent obligations (and, for purposes of Section 6.02, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Initial Maturity Date” means December 5, 2016.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Information Memorandum” means the Confidential Information Memorandum dated November 2011 relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, with the consent of each Lender, such other periods for which LIBO Rates are available at the time the Borrowing Request for such Eurodollar Borrowing is made), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Grade Rating” means a rating of senior long-term unsecured debt securities of the Borrower without any third-party credit enhancement of (i) BBB- or higher by S&P or (ii) Baa3 or higher by Moody's.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., BNP Paribas, Mizuho Corporate Bank, Ltd. and The Royal Bank of Scotland plc, each in its capacity as an issuer of Letters of Credit hereunder, and each successor in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Lead Arrangers” means, collectively, J.P.Morgan Securities LLC, Citigroup Global Markets Inc., BNP Paribas Securities Corp., Mizuho Corporate Bank, Ltd., and RBS Securities Inc., each in its capacity as a Joint Lead Arranger and Joint Bookrunner hereunder.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Sublimit” means $2,500,000,000.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the letters of credit outstanding under the Existing Revolving Credit Agreement to the extent provided in Section 2.06(k).
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means (a) this Agreement, (b) the Notes, if any, (c) the one or more fee letters entered into in connection with or anticipation of this Agreement and (d) any amendment, supplement or other document modifying the foregoing.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loans” includes the Swingline Loans.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Indebtedness that constitutes Project Financing) or Derivatives Obligations of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means, at any time, each Subsidiary other than (a) any Project Financing Subsidiary and (b) any Subsidiary (i) the Net Tangible Assets of which do not represent 5% or more of Consolidated Net Tangible Assets for the period of four fiscal quarters most recently ended and (ii) that does not own Equity Interests of any Material Subsidiary.
“Maturity Date” means the Initial Maturity Date, as such date may be extended pursuant to Section 2.21 to the corresponding day in each year thereafter; provided that with respect to any Non-Consenting Lender, the Maturity Date shall not be so extended.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Tangible Assets” means, on any date, with respect to any Subsidiary, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of such Subsidiary, minus (a) all current liabilities of such Subsidiary (excluding current maturities of long-term debt) and (b) all goodwill of such Subsidiary, all determined in accordance with GAAP.
“Net Worth” of the Borrower means at any time, without duplication, the sum of its capital stock, additional paid in capital, retained earnings, and any other account which, in accordance with GAAP, constitutes stockholders' equity, less treasury stock; provided that “Net Worth” shall not include the liquidation value of any Preferred Equity Interests.
“New Funds Amount” has the meaning set forth in Section 2.02(d)(i).
“Non-Consenting Lenders” has the meaning set forth in Section 2.21(b).
“Notice of Commitment Increase” has the meaning set forth in Section 2.02(b).
“Note” has the meaning set forth in Section 2.10(e).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Participant” has the meaning set forth in Section 9.04(c)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Preferred Equity Interest” means any Equity Interest that, by its terms (or the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or circumstance either (a) matures, (b) is redeemable (whether mandatorily or otherwise) at the option of the holder thereof for any consideration other than shares of common stock or (c) is convertible or exchangeable for Indebtedness or other Preferred Equity Interests, in each case, in whole or in part, on or prior to the date that is one year after the earlier of (i) the Maturity Date or (ii) the date on which the Loans have been paid in full, the Commitments have terminated, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed.
“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule 1.01.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Project Financing” means any Indebtedness that is incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization, in respect of all or any portion of any project, any group of projects, or any asset related thereto, and any guaranty with respect thereto, other than such portion of such Indebtedness or guaranty (contingent or otherwise) that is at any time recourse to or obligates the Borrower or any Subsidiary (other than a Project Financing Subsidiary) in any way, or subjects any property or asset of the Borrower or any Subsidiary (other than a Project Financing Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof (excluding any obligation to make a capital contribution to a Project Financing Subsidiary to the extent not otherwise prohibited hereunder).
“Project Financing Subsidiary” means any Subsidiary of the Borrower whose principal purpose is to incur Project Financing and own and operate its permitted assets or to become a direct or indirect partner, member or other equity participant or owner in a Person so created, and substantially all the assets of such Subsidiary are limited to (a) those assets for which the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization is being financed in whole or in part by one or more Project Financings, or (b) the equity in, Indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (c) proceeds of a substantially concurrent offering of capital stock of the Borrower, or assets acquired with such proceeds, or (d) capital contributions from minority shareholders other than the Borrower or a Subsidiary, or assets acquired with such capital contributions.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Qualified Issuer” means any commercial bank (a) which has capital and surplus in excess of $250,000,000 and (b) the outstanding long-term debt securities of which are rated at least A by Standard & Poor's Ratings Services or at least A2 by Moody's Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.
“Reducing Percentage Lender” has the meaning set forth in Section 2.02(d)(ii).
“Reduction Amount” has the meaning set forth in Section 2.02(d)(iii).
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.
“Responsible Officer” means the Chief Executive Officer, President, Chief Financial Officer, General Counsel, or any Executive Vice President of the Borrower.
“Revolving Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“S&P” means Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc.
“Securitization Transaction” means any transaction in which the Borrower or a Subsidiary sells or otherwise transfers any accounts receivable (whether now existing or arising in the future) and any assets related thereto including, without limitation, all books and records relating to such accounts receivable, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, rights with respect to returned goods the sale or lease of which gave rise to such accounts receivable, insurance thereon, proceeds of all of the foregoing and lockboxes and bank accounts into which collections thereon are deposited, and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrows against such accounts receivable (or undivided interests therein) and related assets or issues securities payable from (or representing interests in) payments in respect of such accounts receivable and related assets or sells such accounts receivable (or undivided interests therein) and related assets to one or more third party purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate outstanding principal or stated amount of the borrowings, securities or residual obligations under a sale, in each case referred to in clause (b) of the preceding sentence, or if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred to such third party purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.
“Spot Rate” for a currency means the rate determined by the applicable Issuing Bank or the Administrative Agent, as appropriate, to be the rate quoted by such Issuing Bank or Administrative Agent, as applicable, acting in such capacity as the spot rate for the purchase by such Issuing Bank or Administrative Agent, as applicable, of such currency with dollars through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable Issuing Bank or the Administrative Agent, as appropriate, may obtain such spot rate from another financial institution designated by such Issuing Bank or Administrative Agent, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Approved Currency other than dollars.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.03.
“Swingline Sublimit” means $150,000,000.
“Syndication Agent” means Citibank, N.A., in its capacity as syndication agent for the Lenders hereunder.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Total Capitalization” means, at the date of any determination thereof, the sum of (a) Consolidated Net Debt plus (b) Consolidated Net Worth of the Borrower plus (c) the involuntary liquidation value of any Preferred Equity Interests.
“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans, and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unsecured Acquisition Debt” means unsecured Indebtedness of a Person that exists at the time such Person becomes a Subsidiary of the Borrower as a result of an acquisition, merger or other combination, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, a Subsidiary of the Borrower, or unsecured Indebtedness that is assumed in connection with the acquisition of Property; provided that, in each case, such unsecured Indebtedness was not incurred or granted in contemplation of such acquisition, merger, or other combination and provided further that in no event shall such unsecured Indebtedness exceed the value of the Person or Property so acquired.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
Section 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section2.02 Commitment Increase.

(a)Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders, to cause, but no more than five times, an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional lenders that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned) (each, a “CI Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided that (i) no Event of Default shall have occurred and be continuing as of the relevant Commitment Increase Effective Date, (ii) no such Commitment Increase shall be less than $50,000,000, (iii) the aggregate amount of all such Commitment Increases shall not exceed $1,500,000,000, (iv) no Lender's Commitment shall be increased without such Lender's prior written consent (which consent may be given or withheld in such Lender's sole and absolute discretion) and (v) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Loans.

(b)The Borrower shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) in the form of Exhibit B attached hereto of its intention to increase the Commitments pursuant to this Section 2.02. Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase (each such date, a “Commitment Increase Effective Date”), which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of all Commitment Increases does not exceed the amount set forth in subsection (a)(iii) above), (iii) the identity of each CI Lender or Lender that has agreed in writing to increase its Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date (as defined below).

(c)On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender's New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) each existing Lender that has agreed to increase its Commitment shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Lender's New Funds Amount, which amount, for each such Lender, shall constitute Loans made by such Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (iii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.11, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iv) the Borrower shall be responsible to pay to each Lender any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of any outstanding Loans;

provided that, notwithstanding the foregoing, no Letter of Credit may expire beyond the close of business on the date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with the outstanding LC Exposure at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.

(d)For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings: (i) ”New Funds Amount” means the amount equal to the product of a Lender's increased Commitment or a CI Lender's Commitment (as applicable) represented as a percentage of the aggregate Commitments after giving effect to any Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to such Commitment Increase, if any, as of any Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to such Commitment Increase on such Commitment Increase Effective Date); (ii) ”Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to any Commitment Increase that does not increase its respective Commitment as a result of such Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) ”Reduction Amount” means the amount by which a Reducing Percentage Lender's outstanding Loans decrease as of any Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase occurring on such Commitment Increase Effective Date).

(e)Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each then CI Lender's information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each CI Lender to the Administrative Agent on or before such Commitment Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

(f)Each Commitment Increase shall be deemed to constitute a representation and warranty by the Borrower on the applicable Commitment Increase Effective Date that (i) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents are true and correct on and as of such Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties shall continue to be true and correct as of such specified earlier date, and (ii) at the time of and immediately after giving effect to such Commitment Increase, no Default shall have occurred and be continuing.

Section2.03 Swingline Loans.

(a)General. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period; provided that the aggregate Swingline Exposure (after giving effect to any requested Swingline Loan) shall not exceed the least of (i) the total Commitments, (ii) the excess of the total Commitments over the aggregate amount of the Loans then outstanding, (iii) the Swingline Sublimit or (iv) the amount permitted by Section 2.22(a)(iv)(B); and provided, further, that (after giving effect to any requested Swingline Loan) the total Credit Exposures shall not exceed the total Commitments; and provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)Request; Timing; Making of Swingline Loan. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan. Except as specified in clause (c) below, all payments by the Borrower in respect of a Swingline Loan shall be made to the Swingline Lender.

(c)Participation. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative

Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section2.04 Loans and Borrowings.

(a)Each Loan shall be made in dollars as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments (or, with respect to the Swingline Loans, made by the Swingline Lender). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section2.05 Requests for Borrowings. To request a Borrowing (other than a Borrowing for a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07(a).
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a telephonic or written Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section2.06 Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit, denominated in an Approved Currency, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period; provided that the aggregate LC Exposure (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) shall not exceed the least of (i) the total Commitments, (ii) the excess of the total Commitments over the aggregate amount of the Loans (including Swingline Loans) then outstanding, (iii) the LC Sublimit or (iv) the amount permitted by Section 2.22(a)(iv)(A); and provided, further, that, subject to limitations set forth above, no Issuing Bank shall be obligated to front Letters of Credit to the extent that the LC Exposure associated with Letters of Credit issued by it would exceed the least of (A) an amount equal to one-fifth of the total LC Sublimit and (B) $500,000,000; and provided, further, that (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) the total Credit Exposures shall not exceed the total Commitments. The Letters of Credit denominated in an Approved Currency (other than dollars) shall not exceed $200,000,000, in the aggregate at any one time outstanding; if giving effect to a request for a Letter of Credit to be denominated in an Approved Currency (other than dollars) would cause this limitation to be exceeded, then such Letter of Credit may only be dollar-denominated. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit (which must be a fixed amount), which Approved Currency shall be the denomination of such Letter of Credit (it being understood that if no denomination is specified, the Letter of Credit shall be dollar-denominated), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on its standard form in connection with any request for a Letter of Credit; provided that no provision in such application shall be deemed effective to the extent such provision contains, provides for, or requires, representations, warranties, covenants, security interests, Liens, indemnities, reimbursements of costs or expenses, events of default, remedies, or standards of care or to the extent such provision conflicts or is inconsistent with this Agreement. Following receipt of a notice requesting the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit) in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, the limits and sublimits specified in Section 2.06(a) are satisfied. Notwithstanding the foregoing or anything else to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (x) shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Revolving Effective Date, or (z) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Revolving Effective Date and which such Issuing Bank in good faith deems material to it; provided that, in the cases of clauses (y) and (z), such Issuing Bank shall have provided written notice to the Borrower of its refusal to issue any Letter of Credit and the specific reasons therefor and the Borrower shall not have compensated such Issuing Bank for the imposition of such restriction, reserve or capital requirement or reimbursed such Issuing Bank for such loss, cost or expense, as applicable; (B) the issuance of such Letter of Credit would violate one or more polices of such Issuing Bank (as consistently applied); or (C) such Letter of Credit is to be denominated in a currency other than an Approved Currency.

(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date; provided that, notwithstanding the foregoing, no Letter of Credit may expire beyond the close of business on the date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with the aggregate of the outstanding LC Exposure and Loans at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.

(d)Participation. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit in accordance with this Agreement or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit denominated in an Approved Currency, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in such Approved Currency (except as specified below) an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Borrowing (consisting of a Swingline Loan or an ABR Loan, as appropriate) in an amount equal to the Dollar Equivalent of the amount of the LC Disbursement, as determined by the applicable Issuing Bank promptly following determination thereof and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan or ABR Loan, as appropriate. Notwithstanding the foregoing, any Issuing Bank may, at its option, specify in the applicable notice of LC Disbursement that such Issuing Bank will require reimbursements in dollars; provided that the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement (expressed in dollars in the amount of the Dollar Equivalent of such LC Disbursement), the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay in dollars to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay in dollars to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as its interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan or an ABR Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Approved Currency to the Borrower or in the relevant currency markets generally; or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether it has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by a Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)Cash Collateralization. If (i) any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), then the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. As collateral security for the payment and performance of the obligations of the Borrower under this Agreement, the Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a first priority security interest in such account and all amounts and other property from time to time deposited or held in such account, and all proceeds thereof, and any substitutions and replacements therefor. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse ratably the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)Outstanding Letters of Credit. On the Revolving Effective Date, each of the letters of credit listed on Schedule 2.06 shall be deemed to have been issued as Letters of Credit under this Agreement by the Issuing Bank specified on Schedule 2.06, without payment of any fees otherwise due upon the issuance of a Letter of Credit, and such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation, to the extent of such Lender's Applicable Percentage, in such Letter of Credit.
Notwithstanding the foregoing, it is acknowledged that under the Existing Revolving Credit Agreement, Bank of America, N.A. (for purposes of this clause (k), “BANA”), in its capacity as a letter of credit issuer under the Existing Revolving Credit Agreement, issued and, as of the Revolving Effective Date, has outstanding a letter of credit (for purposes of this clause (k), the “BANA Letter of Credit”) under the Existing Revolving Credit Agreement. BANA is not a party to this Agreement in any capacity and the BANA Letter of Credit shall not be deemed to have been issued as a Letter of Credit under this Agreement. Each Lender party hereto authorizes the Administrative Agent to enter into, on behalf of each Lender, an agreement with BANA pursuant to which BANA agrees that such BANA Letter of Credit is not to be deemed a Letter of Credit for any purpose under this Agreement, in the form that the Administrative Agent deems appropriate.

(l)Exchange Rates; Currency Equivalents. The applicable Issuing Bank or the Administrative Agent shall determine the Spot Rates as of any date of determination to be used for calculating Dollar Equivalent amounts with respect to the issuance, amendment, extension or increase of any Letter of Credit and the LC Exposure denominated in Approved Currencies other than dollars. Such Spot Rates shall become effective as of such date of determination and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next date of determination. The applicable amount of any currency for purposes of any calculation involving the Letters of Credit shall be such Dollar Equivalent amount as so determined by the applicable Issuing Bank or the Administrative Agent, as appropriate.

Section2.07 Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.03. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section2.08 Interest Elections.

(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to

be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments. (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the total Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of identified events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated except pursuant to Section 2.02. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date and (ii) to the Swingline Lender (except to the extent the Lenders have purchased participations in the applicable Swingline Loan, in which case all payments shall be made to the Administrative Agent for the account of such Lenders, as specified in the seventh sentence of Section 2.03(c)) the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or the last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing (not consisting of Swingline Loans) is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note, dated the Revolving Effective Date, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise substantially in the form of Exhibit D hereto (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Prepayment of Loans. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any ABR Borrowing shall be in a minimum amount of $1,000,000 with additional increments of $1,000,000. Each partial prepayment of any Eurodollar Borrowing shall be in a minimum amount of $5,000,000 with additional increments of $1,000,000. Each partial prepayment of any Swingline Borrowing shall be in a minimum amount of $1,000,000 with additional increments of $1,000,000. Each prepayment of any Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding costs pursuant to Section 2.16.

Section 2.12 Fees. (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Revolving Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)(Reserved).
(c)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender's participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Revolving Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure associated with Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Revolving Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing

Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Revolving Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to them) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees payable that have been paid shall not be refundable under any circumstances.

Section2.13 Interest. (a)  The Loans comprising each ABR Borrowing and each Swingline Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan (other than Swingline Loans) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate

Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15 Increased Costs. (a)  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to payments made under this Agreement, or (y) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (excluding for purposes of this subsection (iii) any Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered; provided, that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital requirements.
(c)A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for, the calculation of and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. In determining such amount, such Lender agrees to act in good faith and to use reasonable averaging and attribution methods.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (c) above, any Lender whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail the basis for and any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Borrower shall indemnify the Administrative Agent, each Lender, and each Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other

Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)(i)    Each Lender shall deliver to the Borrower and to the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction that are reasonably requested by the Borrower as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower as the case may be, pursuant to this Agreement or otherwise to establish such Lender's status for withholding Tax purposes in the applicable jurisdictions; provided that the delivery of any documentation described in this Section 2.17(e)(i) shall not be required if in the Lender's reasonable judgment the completion, execution or delivery of such documentation would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
A.any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9; and
B.each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)executed originals of Internal Revenue Service Form W‑8BEN claiming eligibility for benefits of an income Tax treaty to which the United States is a party,
(2)executed originals of Internal Revenue Service Form W‑8ECI,

(3)executed originals of Internal Revenue Service Form W‑8IMY and all required supporting documentation, or
(4)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower or either Parent within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN.
(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its or their obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)Each Lender agrees that if any form of certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.(a)  Except with respect to Excluded Taxes, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without deduction, setoff or counterclaim (other than any deduction or setoff in respect of Excluded Taxes as explicitly described in such Sections). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to each Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.19 Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender fails to execute and deliver any amendment, consent or waiver to any Loan Document requested by the Borrower by the date specified by the Borrower (or gives the Borrower or the

Administrative Agent written notice prior to such date of its intention not to do so), or if any Lender delivers a notice to the Borrower and/or the Administrative Agent pursuant to Section 2.20, or if any Lender shall fail to agree to extend the Maturity Date pursuant to Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent (or consents) shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as applicable, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.
Section 2.20 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its ABR Loans.
Section 2.21 Extension of Maturity Date.
(a)Not earlier than 75 days prior to, nor later than 30 days prior to, the Initial Maturity Date and each anniversary of the Initial Maturity Date, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect. Within 15 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender's sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders' responses.
(b)The Maturity Date shall be extended only if the Required Lenders (calculated excluding any Defaulting Lender and after giving effect to any replacements of Lenders permitted herein) have consented thereto (the Lenders that so consent being the “Consenting Lenders” and the Lenders that do not consent being the “Non-Consenting Lenders”). If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the year following the Maturity Date then in effect (such existing Maturity Date being the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension, specifying the date of such confirmation (the “Extension Confirmation Date”), the Extension Effective Date, and the new Maturity Date (after giving effect to such extension). As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Confirmation Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article III made by it are true and correct on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, (B) before and after giving effect to such extension no Default exists or will exist as of the Extension Confirmation Date, and (C) since December 31, 2010, no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect has occurred. The Borrower shall prepay any Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans ratable with any revised and new Applicable Percentages of all the Lenders effective as of the Extension Effective Date; and if, after giving effect to such prepayment, the total Credit Exposures exceeds the total Commitments then in effect as a result of an LC Exposure, then the Borrower will pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.06(j). In addition, each Consenting Lender shall automatically (without any further action) and ratably acquire on the Extension Effective Date the Non-Consenting Lenders' participations in Letters of Credit, in an amount equal to such Consenting Lender's Applicable Percentage of the amount of such participations.
Section 2.22 Defaulting Lenders.
(a)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)fees payable to such Defaulting Lender shall cease to accrue on the daily amount of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(ii)the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02 or any consent to an extension of the Maturity Date pursuant to Section 2.21), provided that in no event shall (A) such Defaulting Lender's Commitment be increased or extended without its consent and (B) the principal amount of, or interest or fees payable on, Loans or LC Disbursements be reduced or excused or the scheduled date of payment be postponed as to such Defaulting Lender without such Defaulting Lender's consent (except that fees shall be cease to accrue for the account of such Defaulting Lender to the extent specified in this Section 2.22 without such Defaulting Lender's consent);
(iii)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
A.all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Lenders that are not Defaulting Lenders (for purposes of this Section 2.22, the “non-Defaulting Lenders”) in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders' Credit Exposures plus such Defaulting Lender's Swingline Exposure plus such Defaulting Lender's LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
B.if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender's Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrower's obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
C.if the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (iii)(B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;
D.if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (iii)(A) above, then the fees payable to such non-Defaulting Lenders pursuant to Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders' LC Exposure after giving effect to such reallocation and, to the extent of such reallocation, fees under Section 2.12(c) shall no longer accrue for the benefit of such Defaulting Lender; and
E.if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (iii)(A) or clause (iii)(B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any non-Defaulting Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Banks (ratably in proportion to the amount of Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(iv)so long as a Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(A) (and such Defaulting Lender shall not participate therein). For the avoidance of doubt, (A) with respect to Letters of Credit requested at a time when a Lender is a Defaulting Lender, to the extent such Defaulting Lender's obligations under Section 2.06 are reallocated to other non-Defaulting Lenders in accordance with such non-Defaulting Lenders' respective Applicable Percentages (to the extent, after giving effect to the issuance of such Letter of Credit, that the sum of all non-Defaulting Lenders' Credit Exposures plus such Defaulting Lender's Swingline Exposure plus such Defaulting Lender's LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments), the existence of such Defaulting Lender shall not affect the obligation of any Issuing Bank to issue Letters of Credit up to the LC Sublimit, as reduced by such Defaulting Lender's Applicable Percentage (without taking into consideration any reallocation described in this Section 2.22) of the LC Sublimit or (B) with respect to Swingline Loans requested at a time when a Lender is a Defaulting Lender, to the extent such Defaulting Lender's obligations under Section 2.03 are reallocated to other non-Defaulting Lenders in accordance with such non-Defaulting Lenders' respective Applicable Percentages (to the extent, after giving effect to such Swingline Loan, that the sum of all non-Defaulting Lenders' Credit Exposures plus such Defaulting Lender's Swingline Exposure plus such Defaulting Lender's LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments), the existence of such Defaulting Lender shall not affect the obligation of the Swingline Lender to make Swingline Loans up to the Swingline Sublimit, as reduced by such Defaulting Lender's Applicable Percentage (without taking into consideration any reallocation described in this Section 2.22).
(b)(Reserved)
(c)In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require the Borrower or any Subsidiary to obtain any consent or approval of, or make any registration or filing with, or request any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934), (b) will not result in a violation by the Borrower or any Subsidiary of any law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any material payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
Section 3.04 Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholder's equity and cash flows (i) as of and for the fiscal years ended December 31, 2010, and December 31, 2009, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the fiscal year ended September 30, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

Section 3.05 Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.
Section 3.06 No Default. No Default has occurred and is continuing.
Section 3.07 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 3.08 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.09 ERISA. Each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No ERISA Affiliate has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA.
Section 3.10 Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (other than information of a global economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) contained as of the date such reports, financial statements, certificates or other written information were so furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to (i) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) contained in the materials referenced above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and (ii) financial statements, the

Borrower represents only that such financial statements were prepared as represented in Section 3.04 and as required by Sections 5.01(a) and (b), as applicable.

ARTICLE IV

CONDITIONS
Section 4.01 Revolving Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy, facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Revolving Effective Date) of (i) Jay Browning, in-house counsel of the Borrower, providing the opinions set forth in Exhibit E and (ii) Baker Botts L.L.P., counsel for the Borrower, providing the opinions set forth in Exhibit F, and each such opinion covering such other matters relating to the Borrower or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests each such counsel to deliver its applicable opinion to the Administrative Agent and the Lenders.
(c)The Administrative Agent shall have received a certificate of the Borrower attaching such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent.
(d)The Administrative Agent shall have received the financial statements referred to in Section 3.04.
(e)The Administrative Agent shall have received a certificate, dated the Revolving Effective Date and signed by a Responsible Officer of the Borrower, certifying (which statements shall constitute a representation and warranty made by the Borrower to the Lenders hereunder on the Revolving Effective Date) that, as of the Revolving Effective Date, (i) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (A) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (B) that involve the Loan Documents or the Transactions; and (ii) since December 31, 2010, there has been no material adverse change in the business, financial position, or results of operations of the Borrower together with its Subsidiaries on a consolidated basis.
(f)The Administrative Agent shall have received a certificate, dated the Revolving Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance, as of the Revolving Effective Date, with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(g)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Revolving Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
The Administrative Agent shall notify the Borrower and the Lenders of the Revolving Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions contained in this Section 4.01 is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)The Administrative Agent shall have received, as applicable, a Borrowing Request in accordance with Section 2.05, a request for a Swingline Loan pursuant to Section 2.03 or a request for a Letter of Credit pursuant to Section 2.06.
(d)In the case of the issuance, amendment, extension or increase of a Letter of Credit to be denominated in an Approved Currency other than dollars, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent or the applicable Issuing Bank would make it impracticable for such issuance, amendment, extension or increase to be denominated in the relevant Approved Currency.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:
(a)within 65 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for deviations from the application of GAAP concurred with by the Borrower's independent public accountants;
(b)within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, except for deviations from the application of GAAP concurred with by the Borrower's independent public accountants, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01;
(d)promptly after the same become publicly available, notice of all registration statements or reports filed by the Borrower or any Subsidiary with the Securities and Exchange

Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, on Form S-1, S-3, S-4, 10-K, 10-Q, 8-K or 12b-25, and notice of any financial statements, reports, notices or proxy statements distributed by the Borrower to its shareholders generally, as the case may be; and
(e)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at www.valero.com; or (ii) on which such documents are posted on the Borrower's behalf on the website of the Securities and Exchange Commission or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent, which shall then promptly notify each Lender (by telecopier or electronic mail) of the posting of any such documents, and the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent, which shall then promptly furnish such compliance certificate to the Lenders. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall then promptly furnish to each Lender, prompt written notice of the following:
(a)the occurrence of any Default of which any Responsible Officer of the Borrower obtains knowledge; and
(b)if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower permitted under Section 6.03 or any merger, consolidation, liquidation or dissolution of any Subsidiary that is not otherwise prohibited by the terms of this Agreement; and provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve, renew or keep in full force and effect any right, license, permit, privilege or franchise to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay or discharge, before the same shall become delinquent or in default, its obligations, including liabilities for Taxes, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including, without limitation, by the maintenance of adequate self-insurance reserves to the extent customary among such companies).
Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries are made of its financial and business transactions to the extent required by GAAP and applicable law. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at such Administrative

Agent's or Lender's expense, upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the Borrower and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.12.
Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, applicable Environmental Laws and ERISA and the rules and regulations thereunder), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.08 Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes, including the refinancing of existing Indebtedness of the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only for general corporate purposes.

ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 6.01 Indebtedness.
(a)The Borrower will not permit Adjusted Consolidated Net Debt at any time to exceed 60% of Total Capitalization.
(b)At no time shall the aggregate of the following exceed 15% of Consolidated Net Tangible Assets: (i) secured Indebtedness and Derivative Obligations of the Borrower and its Subsidiaries (provided that, for purposes of the calculation in this Section 6.01(b)(i), (A) Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien that is permitted by Section 6.02 (other than clause (l) of such Section 6.02) and (B) Liens arising as a result of customary netting and offset provisions in Hedging Agreements, shall be disregarded), plus (ii) unsecured Indebtedness of the Subsidiaries of the Borrower (provided that, for purposes of the calculation in this Section 6.01(b)(ii), Indebtedness that is Excluded Subsidiary Debt shall be disregarded).

(c)The Borrower will not permit Indebtedness of the Borrower or its Subsidiaries in respect of Securitization Transactions to exceed $1,500,000,000, in the aggregate at any time outstanding.
Section 6.02 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien to secure payment of any Indebtedness or any Derivatives Obligations on any Property now owned or hereafter acquired by it, except for:
(a)Liens in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;
(b)Liens created by Capital Lease Obligations, provided that the Liens created by any such Capital Lease Obligations attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto and general intangibles and proceeds related thereto, and improvements, accessories and upgrades to the Property leased pursuant thereto;
(c)purchase-money Liens and Liens on Property acquired, constructed or improved by the Borrower or any Subsidiary (including such Liens securing Indebtedness incurred within 180 days of the date on which such Property was acquired or the date of completion of such construction or improvement), provided that all such Liens attach only to the Property purchased, constructed or improved with the proceeds of the Indebtedness secured thereby and improvements, accessions, general intangibles and proceeds related thereto;
(d)Liens on Property of a Person which exist at the time such Person becomes a Subsidiary of the Borrower as a result of an acquisition, merger or other combination, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, the Borrower or a Subsidiary (including improvements, accessions, general intangibles and proceeds related thereto), which Liens were not granted in contemplation of such acquisition, merger, or other combination and which Liens attach only to the Property described in this clause (d);
(e)any Lien existing on any Property prior to the acquisition thereof by the Borrower or a Subsidiary (including improvements, accessions, general intangibles and proceeds related thereto), which Liens were not granted in contemplation of such acquisition and which Liens attach only to the Property described in this clause (e);
(f)Liens on Property of a non-wholly owned Subsidiary to secure obligations of such Subsidiary to the Borrower or to a wholly owned Subsidiary; provided, however, that the obligations so secured may not be assigned, sold or otherwise transferred to a Person other than the Borrower or another wholly owned Subsidiary unless such Liens are otherwise permitted hereunder;
(g)Liens arising in connection with statutory or contractual setoff provisions granted or arising in the ordinary course of business in favor of banks, brokers, or other creditors;
(h)Liens customarily granted on accounts receivable and related assets in connection with Securitization Transactions to the extent Indebtedness in respect of such Securitization Transactions is permitted under Section 6.01(c);

(i)any Lien on Property of a Subsidiary of the Borrower to the extent that (A) such Subsidiary has provided a Guarantee of the Borrower's Indebtedness and other obligations existing under this Agreement, (B) the Indebtedness of the Subsidiary of the Borrower that is secured by such Lien is pari passu with (or subordinate to) the Indebtedness and other obligations existing pursuant to this Agreement and (C) any Property that is subject to a Lien in support of such Indebtedness is also subject to a pari passu (or higher priority) Lien in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;
(j)Liens securing Indebtedness existing on the Revolving Effective Date and listed on Schedule 6.02(j);
(k)any Lien arising out of refinancing, extending, renewing or refunding (or successively refinancing, extending, renewing or refunding) any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional Property; and
(l)Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing Indebtedness and Derivative Obligations, provided such Indebtedness and Derivative Obligations are permitted under Section 6.01(b).
Section 6.03 Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with the Borrower, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the Borrower's assets, whether now owned or hereafter acquired (including stock of its Subsidiaries), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, and (ii) any Person may merge with the Borrower as long as the surviving entity, if other than the Borrower, is of an Investment Grade Rating equal to or higher than the Borrower's rating and so long as the surviving entity assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower under the Transactions and such assumption is evidenced by an agreement executed and delivered to the Lenders within 30 days of such transaction in a form reasonably satisfactory to the Required Lenders. Without limiting the generality of the foregoing, the transfer of more than 50% of the Borrower's Consolidated Total Assets shall be deemed, for the purposes of this Section 6.03(a), a transfer of all or substantially all of the assets of the Borrower.
(b)The Borrower will not, and will not permit any of its Material Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Revolving Effective Date and businesses reasonably related thereto.
Section 6.04 Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business.

Section 6.05 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, provided that the foregoing restriction shall not apply to:
(a)transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries;
(b)transactions pursuant to any contract or agreement in effect on the date hereof, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Borrower and its Subsidiaries in any material respect than the contract or agreement in effect on the date hereof; and
(c)transactions pursuant to which (i) taxes are allocated among the Borrower and its Affiliates in any manner consistent with Section 1552 (or any successor provision) of the Code, (ii) general and administrative expenses are allocated among the Borrower and its Affiliates in any manner consistent with Section 482 (or any successor provision) of the Code, and (iii) interest is charged or credited to Affiliates in any reasonable manner not inconsistent with the Code.

ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower's existence) or

Section 5.08 or in Article VI;
(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest or fees) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement or grace period);
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief with respect to itself or its debts under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding provided such petition on its face is sufficient such that admission of the material allegations therein provides a basis for granting the relief requested, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize any of the foregoing;
(j)the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third party insurance as to which the respective insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(m)a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
THE ADMINISTRATIVE AGENT
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative

Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
None of the Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than the duties, responsibilities and liabilities assigned to such entities in their capacities as Lenders (or Issuing Banks, if applicable) hereunder.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)if to the Borrower, to it at Valero Energy Corporation, One Valero Way, San Antonio, Texas 78249, Attention of Donna M. Titzman, Treasurer (Facsimile No. (210) 345-2267);
(ii)if to the Administrative Agent or to JPMorgan Chase Bank, N.A., as an Issuing Bank, the Swingline Lender or a Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Nathan Lorensen (Facsimile No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 712 Main Street, 12th Floor, Houston, Texas 77002, Attention of Muhammad Hasan (Facsimile No. (713) 216-4117);
(iii)if to Citibank, N.A. (or any Affiliate), as an Issuing Bank or a Lender, to Citibank, N.A., 811 Main Street, Houston, Texas 77002, Attention of Nannette Dockal (Facsimile No. (713) 481-0245);
(iv)if to BNP Paribas, as an Issuing Bank or a Lender, to BNP Paribas, 525 Washington Blvd, Jersey City, New Jersey 07310, Attention of Robert Bruce (Facsimile No. (201) 850-4021) with a copy to the attention of Maria Albuquerque (Facsimile No. (201) 850-4021);
(v)if to Mizuho Corporate Bank, Ltd., as an Issuing Bank or a Lender, to Mizuho Corporate Bank, Ltd., 1800 Plaza Ten, Harborside Financial Ctr., Jersey City, New Jersey 07311, Attention of Maxim Lipovetsky (Facsimile No. (201) 626-9941) with a copy to the attention of Nicole Ferrara using the same address and facsimile number; and
(vi)if to The Royal Bank of Scotland plc, as an Issuing Bank to RBS Global Banking & Markets, RBS Americas HQ, 600 Washington Boulevard, Stamford, Connecticut, 06901, Attention of Richard Emmich (Facsimile No. (203) 873-3569) with a copy to RBS Global Banking & Markets, Castlerock, 600 Washington Boulevard, Stamford, Connecticut, 06901, Attention of Marchette Major (Facsimile No. (203) 873-3569); or, if to The Royal Bank of Scotland plc, as a Lender, to Credit Administration, RBS Global Banking & Markets, 600 Washington Blvd, Stamford, Connecticut, 06901, Attention of Donald Hart (Facsimile No. (203) 873-4059); and
(vii)if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Notices and other communications (i) sent to an email address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor and (iii) transmitted by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
(c)Change of Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 9.02 Waivers; Amendments. (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b), (c) or (d) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)No provision contained in Article III, V, VI or VII hereof, and none of the definitions of any defined terms related to such provisions, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.
(c)Except as provided for in Section 9.02(d), neither this Agreement or the Notes nor any provision of either of the foregoing may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.
(d)Notwithstanding anything to the contrary contained in paragraphs (b) and (c) above, no such agreement or agreements referred to in such paragraphs shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or termination of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c), Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata treatment of Lenders or pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 2.21, Section 4.01, Section 4.02 or any of the provisions of this Section or the definition of “Required Lenders” or the definition of “Approved Currency” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) amend, modify or otherwise change Section 2.22 without the written consent of the Administrative Agent, the Swingline Lender, each Issuing Bank and the Required Lenders. In addition, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be.
Section 9.03 Expenses; Indemnity; Damage Waiver. (a)  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a law firm, as counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a law firm, as counsel for the Administrative Agent, in connection with any amendments, modifications or waivers of the provisions hereof (in the case of clauses (i) and (ii), whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by it or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by the Swingline Lender in connection with making any Swingline Loan or any demand for payment thereunder and (v) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including settlement costs and the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Joint Lead Arranger, the Swingline Lender or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Joint Lead Arranger, the Swingline Lender or such Issuing Bank, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Joint Lead Arranger, the Swingline Lender or such Issuing Bank in its capacity as such.
(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.04 Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted in Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
A.the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
B.the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;
C.each Issuing Bank; and
D.the Swingline Lender.
(b)Assignments shall be subject to the following additional conditions:
A.except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

B.each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
C.the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which, for the avoidance of doubt, shall not be for the account of the Borrower, other than in respect of an assignment initiated by the Borrower pursuant to Section 2.19(b));
D.the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
E.no assignment shall be made to a Defaulting Lender.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (other than Competitors) (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first sentence of Section 9.02(d) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower that are due and payable at such time held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the Borrower after any such setoff and application by it or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to and shall not be affected by any other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section is intended to waive the right of any party to remove any such action or proceeding commenced in any such New York State court to an appropriate New York Federal court to the extent the basis for such removal exists under applicable law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12 Confidentiality. (a)  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors, including any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to the Borrower and its obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower and its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Each Lender acknowledges that Information as defined in Section 9.12(a) furnished to it pursuant to this agreement may include material non-public information concerning the Borrower and its Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.
(c)All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Related Parties or its securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.
Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 9.15 Amendment and Restatement. This Agreement shall be deemed to restate and amend the Existing Revolving Credit Agreement in its entirety, and all of the terms and provisions hereof shall supersede the terms and conditions thereof. The parties hereto further agree that this Agreement, each Borrowing and each issuance, amendment or extension of a Letter of Credit shall serve to extend, renew and continue, but not to extinguish or novate, the “Borrowings” and “Letters of Credit” under the Existing Revolving Credit Agreement and the corresponding promissory notes and to amend, restate and supersede, but not to extinguish or cause to be novated the Indebtedness under, the Existing Revolving Credit Agreement. The Borrower hereby agrees that, upon the effectiveness of this Agreement, the “Loans” made and outstanding under the Existing Revolving Credit Agreement and all accrued and unpaid interest thereon shall be deemed to be Loans outstanding under and payable by this Agreement and all “Letters of Credit” issued and outstanding under the Existing Revolving Credit Agreement, if any, shall be deemed to be issued and outstanding as Letters of Credit hereunder.
Section 9.16 Assignment and Reallocation of Commitments, Etc. On the Revolving Effective Date, each of the lenders under the Existing Revolving Credit Agreement (each, an “Existing Lender”) hereby sells, assigns, transfers and conveys to the Lenders hereto, and each of the Lenders hereto hereby purchases and accepts, so much of the aggregate commitments under, and loans and, as further specified in Section 2.06(k), participations in letters of credit outstanding under, the Existing Revolving Credit Agreement such that, immediately after giving effect to the effectiveness of this Agreement (including any increase of the commitments effectuated hereby), the Applicable Percentage of each Lender to this Agreement and the portion of the relevant Commitment of each Lender, shall be as set forth on Schedule 2.01 hereto. The foregoing assignments, transfers and conveyances are without recourse to any Existing Lender and without any warranties whatsoever by the Administrative Agent, any Issuing Bank or any Existing Lender as to title, enforceability, collectability, documentation or freedom from liens or encumbrances, in whole or in part, other than that the warranty of any such Existing Lender that it has not previously sold, transferred, conveyed or encumbered such interests. The Existing Lenders and the Lenders shall, if appropriate, make all appropriate adjustments in payments under the Existing Revolving Credit Agreement, the “Notes” and the other “Loan Documents” thereunder for periods prior to the adjustment date among themselves, but in no event shall any such adjustment of Eurodollar Loans (a) constitute a payment or prepayment of all or a portion of any Eurodollar Loans or (b) entitle any Lender to any reimbursement under Section 2.16 hereof.
(Signature Pages Begin Next Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
VALERO ENERGY CORPORATION, a Delaware corporation, as Borrower

By:	_______________________________
Name: Donna M. Titzman
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the Swingline Lender, an Issuing Bank and a Lender,

By:	_______________________________
Name: Robert Traband
Title: Managing Director

[and other lenders]

We have omitted the Schedules to the Agreement from this Exhibit. We will furnish a copy of these Schedules to the Commission upon request.

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	____________________________________

2. Assignee:	____________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1

3. Credit Agreement:
The $3,000,000,000 5-Year Amended and Restated Revolving Credit Agreement dated as of December 5, 2011 among Valero Energy Corporation, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank and the other Persons from time to time party thereto.

1 Select as applicable.

4. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenderss	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [2]
$	$	%
$	$	%
$	$	%
Effective Date: ___________ _____, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(Signatures begin on following page)

______________________
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:	_____________________________________
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:	____________________________________
Name:
Title:

(Consents begin on following page)

Consented to and Accepted:
JPMORGAN CHASE BANK, N.A., as
[Administrative Agent,] 3 Swingline Lender
and Issuing Bank

By:	__________________________________
Name:
Title:
CITIBANK, N.A.,
as an Issuing Bank

By:	__________________________________
Name:
Title:
BNP PARIBAS,
as an Issuing Bank

By:	__________________________________
Name:
Title:

By:	__________________________________
Name:
Title:

_____________________________
3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement (See Section 9.04(b) of the Credit Agreement).

MIZUHO CORPORATE BANK, LTD.,
as an Issuing Bank

By:	___________________________________
Name:
Title:
THE ROYAL BANK OF SCOTLAND PLC,
as an Issuing Bank

By:	___________________________________
Name:
Title: Authorised Signatory
[If additional Issuing Banks, add additional signature blocks for consent]
[Consented to:] 4
VALERO ENERGY CORPORATION,
as Borrower

By:	___________________________________
Name:
Title:
______________________________________
4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. (See Section 9.04(b) of the Credit Agreement).

ANNEX 1
to Exhibit A of Credit Agreement
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

(End of Annex 1)

EXHIBIT B
FORM OF
NOTICE OF COMMITMENT INCREASE
[Date]
JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, Texas, 77002
Attention: Loan and Agency Services, Nathan Lorensen
With a copy to:

JPMorgan Chase Bank, N.A.
712 Main Street, 12th Floor
Houston, Texas 77002
Attention: Muhammad Hasan
Ladies and Gentlemen:
The undersigned, Valero Energy Corporation (the “Borrower”), refers to the $3,000,000,000 5‑Year Amended and Restated Revolving Credit Agreement dated as of December 5, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto. The Borrower hereby notifies you, pursuant to Section 2.02 of the Credit Agreement, that it has arranged for the aggregate amount of the Commitments under the Credit Agreement to be increased by adding to the Credit Agreement the CI Lenders referenced below and/or by allowing one ore more existing Lenders to increase their respective Commitments. With respect thereto, the Borrower sets forth below the information relating to such proposed Commitment Increase as required by Section 2.02(b) of the Credit Agreement:
(a)    the effective date of such increase of aggregate amount of the Lenders' Commitments is ________________ (herein, the “Commitment Increase Effective Date”);1
(b)    the amount of the requested increase of the Commitments is $ _________________;
_____________
1 The Commitment Increase Effective Date shall be no earlier than five Business Days after receipt by the Administrative Agent of this notice.

Exhibit B - Page 1

(c)    the CI Lenders that have agreed with the Borrower to provide their respective Commitments are __________________________ [INSERT NAMES OF THE CI LENDERS];
(d)    the existing Lenders that have agreed with the Borrower to increase their respective Commitments are _____________________________ [INSERT NAMES OF THE LENDERS]; and
(e)    set forth on Annex I attached hereto is the amount of the respective Commitments of each Lender and each CI Lender, after giving effect to the aggregate Commitment increase hereunder, including the Commitments of all Reducing Percentage Lenders, all CI Lenders and all existing Lenders increasing their respective Commitments as of the Commitment Increase Effective Date.
Delivery of an executed counterpart of this Notice of Commitment Increase by telecopier or facsimile shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.
Very truly yours,
VALERO ENERGY CORPORATION

By:______________________________
Name:
Title:
On ________ 2, acknowledged by:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:________________________
Name:
Title:

___________________
2 Insert date that Administrative Agent acknowledges receipt of this notice.

Exhibit B - Page 2

ANNEX I
to Exhibit B of Credit Agreement

REVISED SCHEDULE OF COMMITMENTS
AS OF THE COMMITMENT INCREASE EFFECTIVE DATE

[Insert revised schedule]

Exhibit B - Page 3

EXHIBIT C
FORM OF
BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
1111 Fannin Street, 10th Floor
Houston, Texas, 77002
Attention: Loan and Agency Services, Nathan Lorensen
With a copy to:
JPMorgan Chase Bank, N.A.
712 Main Street, 12th Floor
Houston, Texas 77002

Attention: Muhammad Hasan	[Date]
Reference: Valero Energy Corporation
Ladies and Gentlemen:
The undersigned, VALERO ENERGY CORPORATION, refers to the $3,000,000,000 5-Year Amended and Restated Revolving Credit Agreement dated as of December 5, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement,” with terms defined therein and not otherwise defined herein being used herein as therein defined), among the undersigned, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto, and the undersigned hereby gives you notice, irrevocably, pursuant to Section 2.05 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and with respect thereto sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.05 of the Credit Agreement:
(i)    The aggregate amount of the Proposed Borrowing is $ __________.
(ii)    The Business Day of the Proposed Borrowing is ____________.
(iii)    The Type of the Proposed Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing].
(iv)    The Interest Period for each Eurodollar Borrowing made as part of the Proposed Borrowing is [__________ month[s]].

Exhibit C - Page 1

(v)    The Borrower's transit routing and bank account for loan funding is ___________________________________________.
Very truly yours,
VALERO ENERGY CORPORATION
By: _______________________________
Name:
Title:

Exhibit C - Page 2

EXHIBIT D
FORM OF PROMISSORY NOTE

$________	New York, New York
December 5, 2011
FOR VALUE RECEIVED, the undersigned, VALERO ENERGY CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of ______________________ (the “Lender”) at the office of JPMorgan Chase Bank, N.A., located at 1111 Fannin Street, 10th Floor, Houston, Texas 77002, in lawful money of the United States of America and in same day funds, on the Initial Maturity Date (or such later Maturity Date as the Lender has consented to in writing) the principal amount of (a) ____________ DOLLARS ($ __________), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The holder of this Note is authorized to, and prior to any transfer hereof shall, endorse on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of a Eurodollar Loan, the length of each Interest Period with respect thereto. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.
This Note (a) is one of the Notes referred to in the $3,000,000,000 5-Year Amended and Restated Revolving Credit Agreement, dated as of December 5, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valero Energy Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.
Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D - Page 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
VALERO ENERGY CORPORATION

By:	_____________________________________
Name:
Title:

Exhibit D - Page 2

SCHEDULE A
to
Promissory Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Continued or Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit D - Page 3

SCHEDULE B
to
Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit D - Page 4

Exhibit E
FORM OF LEGAL OPINION OF JAY BROWNING, BORROWER'S IN-HOUSE COUNSEL
[DATE]

To the Lenders and the Administrative
Agent Referred to Below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, New York 10017
Ladies and Gentlemen:
I am Senior Vice President - Corporate Law and Secretary of Valero Energy Corporation, a Delaware corporation (the “Borrower”) and have acted as counsel for Borrower in connection with the $3,000,000,000 5-Year Amended and Restated Revolving Credit Agreement dated as of December 5, 2011 (the “Credit Agreement”), among the Borrower, the banks and other financial institutions identified therein as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto. Terms defined in the Credit Agreement are used herein with the same meanings.
I, or individuals under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.
As to matters of fact material to this opinion, I have relied on certificates of public officials and certificates of officers of the Borrower and I have made such inquiry of officers of the Borrower as I have deemed necessary or appropriate in connection with the matters set forth in this opinion.
As a basis for this opinion, I have assumed that (i) each of the Loan Documents and all other documents and certificates examined by me have been duly authorized, executed and delivered by each party thereto, other than the Borrower, (ii) all signatures other than those of the Borrower are authentic, all documents submitted to me as originals are authentic, and all documents submitted to me as certified or photostatic copies conform to authentic or original documents, (iii) each party to the Loan Documents, other than the Borrower, has been duly formed, and is validly existing and in good standing under the laws of the jurisdiction in which it is formed, (iv) each party to the Loan Documents, other than the Borrower, has all requisite power and authority to enter into and perform each of the Loan Documents to which it is a party and (v) each such document is or evidences the legal, valid and binding obligation of such parties thereto (other than the Borrower).

Exhibit E - Page 1

Upon the basis of the foregoing, I am of the opinion that:
1.    Each of the Borrower and its Material Subsidiaries (a) is a corporation, limited liability company or partnership duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed, as applicable, (b) has all corporate, limited liability company or partnership, as applicable, power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
2.    The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.
3.    In any action or proceeding arising out of or relating to the Credit Agreement in any court of the State of Texas or in any federal court sitting in the State of Texas, such court would recognize and give effect to the provisions of Section 9.09(a) of the Credit Agreement wherein the parties thereto agree that the Credit Agreement shall be governed by the laws of the State of New York.
4.    The Transactions (a) do not require the Borrower or any Subsidiary to obtain any consent or approval of, or make any registration or filing with, or request any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Borrower with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934), (b) will not result in a violation by the Borrower or any Subsidiary of any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
5.    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to my knowledge, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve the Loan Documents or the Transactions.

Exhibit E - Page 2

6.    Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
I am a member of the Bar of the State of Texas and the foregoing opinions are limited to the laws of the State of Texas, the statutory laws and regulations of the United States of America and the General Corporation Law of the State of Delaware, and in each case, exclusive of municipal, local and county ordinances, laws, rules and regulations. The foregoing opinions are limited in all respects to such laws in existence as of the date hereof, and I undertake no obligation or responsibility to update or supplement this opinion in response to subsequent changes in the law or future events affecting the transactions contemplated by the Credit Agreement.
The opinions expressed herein are subject to the following further assumptions, qualifications, limitations and comments:
a.    For purposes of the opinions herein expressed, except for the opinion given in paragraph 3 regarding the enforceability of the choice of law provision of the Credit Agreement, I have assumed that the laws of the State of New York are the same as the laws of the State of Texas in all relevant respects.
b.    No opinion is expressed as to whether a court would grant specific performance or any other equitable remedy with respect to the Credit Agreement, or whether a court would grant a particular remedy sought under the Credit Agreement as opposed to another remedy provided therein or at law or in equity.
c.    No opinion is expressed as to the validity, binding effect, enforceability or legality of any provision of the Credit Agreement which purports to grant the Administrative Agent the right to accelerate the obligations owned by any non‑consenting Lender.
d.    No opinion is expressed as to the enforceability of provisions in the Credit Agreement, if any, that purport to: (i) grant rights of indemnification; (ii) provide that any provision therein is severable from any other provision; (iii) restrict access to legal or equitable remedies; (iv) establish evidentiary standards for suits or proceedings to enforce any agreements or evidentiary standards relating to any powers granted thereunder; (v) waive or affect any rights or demands or notices; (vi) waive either illegality as a defense to the performance of contract obligations or any other defense to such performance which cannot, as a matter of law, be effectively waived; (vii) ratify actions to be taken in the future; (viii) provide for self‑help, subrogation, delay or omission to enforce rights or remedies; (ix) provide rights or remedies to third parties; (x) bestow subject matter or in personam jurisdiction on any court or to determine the sufficiency or effectiveness of any service of process or similar judicial procedure; or (xi) provide rights of set-off.
This opinion is rendered solely to you in connection with the above matter, and may not be relied on by you for any other purpose or relied upon by any other Person (other than your successors who are not Governmental Authorities and your permitted assigns who become Lenders) without my prior written consent, and is not to be used, circulated, quoted, relied upon, published or otherwise referred to or disseminated (other than to any permitted assign, or any prospective assignee under the Credit Agreement) for any other purpose without my prior written consent;

Exhibit E - Page 3

provided that, copies of this opinion may be included with copies of documents to be furnished to Participants or prospective Participants and may be furnished to the regulatory authorities having supervisory authority over the addressees hereof, for the purpose of confirming the existence of this opinion, as may be expressly required by law or court proceedings, and as otherwise expressly permitted pursuant to Section 9.12 of the Credit Agreement.
Very truly yours,
Jay D. Browning

Exhibit E - Page 4

Exhibit F
FORM OF LEGAL OPINION OF BAKER BOTTS, L.L.P., BORROWER'S COUNSEL

[DATE]

To the Lenders and the Administrative
Agent Referred to Below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, New York 10017
Ladies and Gentlemen:
We have acted as special counsel to Valero Energy Corporation, a Delaware corporation (the “Borrower”), in connection with the preparation, execution and delivery of the $3,000,000,000 5-Year Amended and Restated Revolving Credit Agreement, dated as of December 5, 2011 (the “Credit Agreement”), among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (“Agent”), and others as agents, and in connection with the execution and delivery pursuant thereto of the Notes dated the date hereof.
This opinion is delivered to you pursuant to Section 4.01(b)(ii) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
In arriving at the opinion expressed below, we have examined the following documents:
(a)    a counterpart of the Credit Agreement signed by the Borrower, the Administrative Agent and the Lenders;
(b)    Notes signed by the Borrower dated the date hereof payable to the order of each Lender party to the Credit Agreement that has requested a Note; and
(c)    a copy of the opinion letter of Jay D. Browning, Senior Vice President - Corporate Law and Secretary of the Borrower, addressed to you and dated the date hereof.
In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined and (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies.

Exhibit F - Page 1

Insofar as our opinion expressed below relates to the matters set forth in the above-mentioned opinion letter of Jay D. Browning, we have assumed without independent investigation the correctness of the matters set forth in such opinions, and our opinion is subject to the assumptions, qualifications and limitations set forth in such opinion letter.
Based upon the foregoing, and subject to the qualifications and comments set forth below, we are of the opinion that, insofar as the law of the State of New York is concerned, each of the Credit Agreement and the Notes dated the date hereof constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
Our opinion is subject to the following qualifications: We express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Loan Documents: (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own negligence or to the extent that the same are inconsistent with the public policy underlying any law, rule or regulation; (ii) provisions purporting to waive, subordinate, or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated, or rendered ineffective under applicable law; (iii) provisions purporting to waive remedies inconsistent with applicable law; (iv) provisions relating to powers of attorney, severability or set-offs; (v) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the courts of the State of New York with respect to Loan Documents governed by the State of New York); (vi) provisions purporting to exclude all conflicts-of-law rules; (vii) provisions setting out methods or procedures for service of process; (viii) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction and (ix) provisions providing that decisions by a party are conclusive or may be made in its sole discretion.
We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York.
This opinion letter is rendered as of the date set forth above and we expressly disclaim any obligation to update this letter after the date hereof.
This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by you for any other purpose, or relied upon by any other Person, firm or corporation (other than any Person who becomes a Lender after the date hereof) without our prior written consent.
Very truly yours,

Exhibit F - Page 2